[Execution]

AMENDMENT NO. 4

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated August 31, 2005, by and among Haynes International, Inc., a Delaware corporation (“Haynes Parent”), Haynes Wire Company, a Delaware corporation (“Haynes Wire” and together with Haynes Parent, each individually, a “Borrower” and collectively, “Borrowers”), the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders pursuant to the Loan Agreement (in such capacity, “Agent”).

W I T N E S S E T H

WHEREAS, Borrowers have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in, and subject to the terms and conditions of, the Amended and Restated Loan and Security Agreement, dated August 31, 2004, by and among Agent, Lenders, JPMorgan Chase Bank N.A., successor by merger to Bank One, NA, in its capacity as documentation agent for Lenders, and Haynes Parent, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated November 5, 2004, Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of January 27, 2005 and Amendment No. 3 to Amended and Restated Loan and Security Agreement dated May 1, 2005 (as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined therein); and

WHEREAS, Borrowers, Agent and Lenders have agreed to certain amendments to the Loan Agreement, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 4, Borrowers, Agent and Lenders desire and intend to evidence such consents and amendments;

NOW, THEREFORE, in consideration of the foregoing, the mutual conditions and agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

1.1      Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a)          “Amendment No. 4” shall mean this Amendment No. 4 to Amended and Restated Loan and Security Agreement by and among Borrower, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b)          “Amendment No. 4 Effective Date” shall mean the date of the effectiveness of this Amendment No. 4 in accordance with Section 7 of this Amendment No. 4.

(c)          “Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(d)          “Early Termination Fee” shall mean the fee payable by Borrowers pursuant to Section 13.1(b) of the Loan Agreement.

(e)          “Enforcement Action” shall mean the exercise by Agent (or its assignee or designee) in good faith and in a commercially reasonable manner of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise, in respect of any of the Collateral, at any time following the occurrence of an Event of Default (including, without limitation, the demand for the immediate payment of all or any portion of the Obligations, the solicitation of bids from third parties to conduct the liquidation of any of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any of the Collateral, the opposition of the sale of assets constituting Collateral in any bankruptcy or insolvency proceeding, the commencement of any action to foreclose on the security interests or liens of Agent in all or any material portion of the Collateral or commencement of any legal proceedings or actions against any Borrower or with respect to all or any portion of the Collateral).

(f)           “Priority Event” shall mean the occurrence of any one or more of the following: (i) the occurrence and continuance of an Event of Default under Section 10.1(a)(i) of the Loan Agreement with respect to any Borrower’s failure to pay any of the Obligations arising pursuant to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (ii) the occurrence and continuance of an Event of Default under Sections 10.1(e), 10.1(f) or 10.1(g) of the Loan Agreement; (iii) the occurrence of any other Event of Default and the acceleration by Agent of the payment of all or a material portion of the Obligations; or (iv) Agent shall have received the written notice from Term B Loan Lender of a Term B Loan Action Default as provided in Section 10.2(i) of the Loan Agreement.

(g)          “Registered Term B Loan” shall have the meaning set forth in Section 2.5 of this Amendment No. 4.

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(h)          “Registered Term B Note” shall have the meaning set forth in Section 2.5 of this Amendment No. 4.

(i)           “Revolving Loan Commitment” shall mean, with respect to each Revolving Loan Lender, the principal amount set forth on Exhibit A to this Amendment No. 4 for such Lender or for any party becoming a Revolving Loan Lender after the date hereof the amount of such Lender’s Commitment as set forth on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender may become a Lender hereunder in accordance with the provisions of Section 13.7 of the Loan Agreement; as the same may be adjusted in accordance with the terms hereof; sometimes being collectively referred to as “Revolving Loan Commitments”.

(j)           “Revolving Loan Lender” shall mean a Lender with a Revolving Loan Commitment; sometimes being referred to herein collectively as “Revolving Loan Lenders”.

(k)          “Term B Loan” shall mean the Loan made by or on behalf of Term B Loan Lender or by Agent for the account of Term B Loan Lender as set forth in Section 2 of this Amendment No. 4. The Term B Loan shall not be deemed either a Prime Rate Loan or a Eurodollar Rate Loan.

(l)           “Term B Loan Action Default” shall mean an Event of Default under Sections 10.1(a)(i), 10.1(d), 10.1(e), 10.1(f), 10.1(i), 10.1(l) or 10.1(m), or 10.1(a)(ii) and 10.1(a)(iii) of the Loan Agreement (to the extent arising as a result of the failure to comply with Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.17 or 9.18 of the Loan Agreement), in each case after giving effect to all applicable cure periods, if any.

(m)         “Term B Loan Commitment” shall mean, at any time, as to Term B Loan Lender, the principal amount designated as its Term B Loan Commitment set forth on Exhibit A to this Amendment No. 4.

(n)          “Term B Loan Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrower, Term B Loan Lender and Agent, setting forth certain fees payable by Borrower to Agent for the benefit of Term B Loan Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                                   (o)             “Term B Loan Interest Rate” shall mean a rate equal to four and three-quarters (4.75%) percent per annum in excess of the Adjusted Eurodollar Rate (as such rate is determined from time to time in accordance with the Loan Agreement), provided, that, the Term B Loan Interest Rate shall be seven and one-quarter (7.25%) percent per annum in excess of the Adjusted Eurodollar Rate, at the option of the Term B Loan Lender, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent; provided, that, if any of the conditions described in Sections 3.3(b)(i), 3.3(b)(ii) or 3.3(b)(iii) of the Loan Agreement exist with respect to Eurodollar Rate Loans, or if the adoption of or any change in an y law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof, in each case, occurring after the date hereof shall make it unlawful for Term B Loan Lender to make or maintain loans based on the Adjusted Eurodollar Rate, then Term B Loan Lender may, at its option, after notice to Agent, convert the interest rate on the Term B Loan to three and one-quarter (3.25%) percent per annum in excess of the Prime Rate (or at the option of the Term B Loan Lender, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent, to five and three-quarters (5.75%) percent per annum in excess of the Prime Rate).

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(p)          “Term B Loan Lender” shall mean Ableco Finance LLC, a Delaware limited liability company, together with its successors and assigns.

1.2      Amendments to Definitions. Each of the defined terms in the Loan Agreement or any of the other Financing Agreements set forth below shall be deemed to be amended and restated in their entirety to have the meaning as to such term set forth below:

(a)          “Applicable Margin” shall be deemed and each such reference is hereby amended to mean at any time, as to the interest rate for Prime Rate Loans, the interest rate for Prime Rate Fixed Asset Loans, the interest rate for Eurodollar Rate Loans, the interest rate for Eurodollar Rate Fixed Asset Loans, the interest rate for Prime Rate Equipment Purchase Loans, the interest rate for Eurodollar Rate Equipment Purchase Loans and the Letter of Credit Fee, the applicable percentage (on a per annum basis) set forth below indicated for the Monthly Average Excess Availability for the immediately preceding month is at or within the amounts indicated for such percentage:

		Loans Based on Accounts and Inventory		Loans based on Fixed Asset Availability and Equipment Purchase Loans
	Monthly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Margin	Applicable Prime Rate Margin	Applicable Eurodollar Margin	L/C Rate
1.	Greater than $20,000,000	0%	1.50%	.50%	2.00%	1.50%
2.	Greater than $10,000,000 and equal to or less than $20,000,000.25%		1.75%	.75%	2.25%	1.75%
3.	Greater than $5,000,000 and equal to or less than $10,000,000.50%		2.00%	1.00%	2.50%	2.00%
4.	Equal to or less than $5,000,000.75%		2.25%	1.25%	2.75%	2.25%

provided, that, the Applicable Margin shall be calculated and established on the first day of each month (commencing on March 1, 2005) and shall remain in effect until adjusted thereafter at the beginning of the next month.

(b)          “Commitments” shall mean, collectively, the Revolving Loan Commitments and the Term B Loan Commitment.

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(c)           “Equipment Purchase Loan Limit” shall mean at any time the lesser of (i) $10,000,000 or (ii) the amount equal to: (A) $120,000,000 minus (B) the sum of (1) the Revolving Loans then outstanding, plus (2) the undrawn amount of Letter of Credit Accommodations then outstanding.

(d)          “Haynes Parent Fixed Asset Availability” shall mean $19,214,275; provided, that, effective on the first day of each month after the date hereof the Hayes Parent Fixed Asset Availability shall be reduced by the amount equal to $266,865 on the first day of each such month.

(e)          “Haynes Wire Fixed Asset Availability” shall mean $2,203,450; provided, that, effective on the first day of each month after the date hereof the Hayes Wire Fixed Asset Availability shall be reduced by the amount equal to $30,603 on the first day of each such month.

(f)           “Lenders” shall mean, collectively, the Revolving Loan Lenders and the Term B Loan Lender (sometimes being referred to individually as a “Lender”), except that for purposes of Sections 1.65, 1.85, 1.106, 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 6.11, 12.8 and 13.1(b) of the Loan Agreement, all references to the term “Lenders” in such Sections shall be deemed and each such reference is hereby amended to mean the Revolving Loan Lenders only.

(g)          “Loans” shall mean the Revolving Loans, the Equipment Purchase Loans and the Term B Loan (sometimes referred to individually as a “Loan”), except that for purposes of Sections 1.18, 1.34, 1.57, 1.116, 1.125, 2.1(a), 3.2, 6.3(c), 6.6, 6.7, 6.10, 6.11 and 12.8 of the Loan Agreement, all references to the term “Loans” in such Sections and each such reference is hereby amended to mean the Revolving Loans and the Equipment Purchase Loans.

(h)	“Maturity Date” shall mean April 12, 2009.
(i)	“Maximum Credit” shall mean $130,000,000.
(j)	“Pro Rata Share” shall mean:

(i)       with respect to a Revolving Loan Lender's obligation to make Revolving Loans and Equipment Purchase Loans and to acquire interests in Letter of Credit Accommodations and receive payments of interest and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Lender's Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments, as adjusted from time to time in accordance with the provisions of Section 13.7 of the Loan Agreement; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Revolving Loans and Equipment Purchase Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans, Equipment Purchase Loans and Letter of Credit Accommodations;

(ii)      with respect to the Term B Loan Lender’s obligations to make the Term B Loan and receive payments of principal, interest, fees, costs and expenses with respect thereto, one hundred (100%) percent;

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(iii)      with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.5 of the Loan Agreement and the voting rights set forth in Section 11.3 of the Loan Agreement), the fraction (expressed as a percentage) the numerator of which is the aggregate amount of all of such Lender's Commitments and the denominator of which is the aggregate amount of all of the Commitments of all Lenders; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of each Lender's Loans (and in the case of Revolving Loan Lenders, its interest in the Letter of Credit Accommodations) and the denominator shall be the aggregate amount of all unpaid Revolving Loans, Equipment Purchase Loans, Letter of Credit Accommodations and Term B Loan.

(k)          “Revolving Loan Limit” shall mean, at any time, the amount equal to: (i) $120,000,000 minus (ii) the then outstanding aggregate principal amount of Equipment Purchase Loans.

1.3      Interpretation. For purposes of this Amendment No. 4, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

2.	Term B Loan.

2.1      Making of Term B Loan. Subject to and upon the terms and conditions contained herein, Term B Loan Lender agrees to make the Term B Loan to Borrowers on the Amendment No. 4 Effective Date in the amount of the Term B Loan Commitment.

2.2	Term B Loan Interest.

(a)          Subject to Section 6.4 of the Loan Agreement, Borrower shall pay to Agent, for the benefit of Term B Loan Lender, interest on the outstanding principal amount of the Term B Loan at the Term B Loan Interest Rate. All interest accruing with respect to the Term B Loan hereunder on and after the Maturity Date or the date of any Event of Default or termination hereof shall be payable on demand in accordance with Section 6.4 of the Loan Agreement.

(b)          All interest charges related to the Term B Loan shall be (i) calculated based upon the applicable Term B Loan Interest Rate, (ii) calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and (iii) paid monthly in arrears to Agent on the first day of each calendar month, or at Agent's option, charged to Borrower's account(s) maintained by Agent as of the first day of each calendar month subject to Section 6.4 hereof.

(c)          In no event shall charges constituting interest payable by Borrowers to Agent, for the benefit of Term B Loan Lender, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Amendment No. 4 or any of the other Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

2.3      Repayment of Term B Loan. The Term B Loan shall be repaid in full on the Maturity Date (or if earlier, upon an Event of Default as provided in Section 10.2 of the Loan Agreement). Borrowers shall not make any prepayments in respect of the Term B Loan unless each of the following conditions is satisfied: (a) as of the date of any such prepayment and after

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giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (b) for each of the thirty (30) consecutive days prior to any such prepayment, Excess Availability shall have been not less than $15,000,000 and immediately after giving effect to any such prepayment, Excess Availability shall be not less than $15,000,000. Any principal amount of the Term B Loan which is repaid or prepaid may not be reborrowed.

2.4      Term B Loan Fees. Borrower agrees to pay Agent for the benefit of the Term B Loan Lender the fees and other amounts set forth in the Term B Loan Fee Letter in the amounts and at the time specified therein.

2.5      Registered Term B Loan. Agent, on behalf of Borrowers, agrees to record the Term B Loan on the Register referred to in Section 13.7(b) of the Loan Agreement. The Term B Loan recorded on the Register (the “Registered Term B Loan”) may not be evidenced by promissory notes other than a Registered B Term Note (as defined below). Upon the registration of the Term B Loan, any promissory note (other than a Registered Term B Note) evidencing the same shall be null and void and shall be returned to Borrowers. Borrowers agree, at the request of Term B Loan Lender, to execute and deliver to Term B Loan Lender a promissory note in registered form reasonably acceptable to Term B Loan Lender to evidence such Registered Term B Loan (that is, containing registered note language) and registered as provided in Section 13.7(b) of the Loan Agreement (a “Registered Term B Note”), payable to the order of Term B Loan Lender and otherwise duly completed. Once recorded on the Register, the Obligations evidenced by such Registered Term B Note may not be removed from the Register so long as it remains outstanding, and a Registered Term B Note may not be exchanged for a promissory note that is not a Registered Term B Note.

3.	Amendments.

3.1      Financing Agreements. The term “Financing Agreements” as used in the Loan Agreement and in the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Amendment No. 4, the Term B Loan Fee Letter and the Amendment Fee Letter, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

3.2      Reserves. Section 1.125 of the Loan Agreement is hereby amended by adding the following at the end thereof: “Without limiting the generality of the foregoing, the Revolving Loans and Letter of Credit Accommodations otherwise available to Borrowers shall, at Agent’s option, be subject to a special reserve, in an amount up to any unpaid interest, fees, costs, expenses or other charges with respect to the Term B Loan.”

3.3      Revolving Loans. Section 2.1(a) is hereby amended by deleting the references to “Commitments” contained therein and substituting the following therefor: “Revolving Loan Commitments”.

3.4      Equipment Purchase Loans. Section 2.3(d)(vi) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(vi) as of the date of such Equipment Purchase Loan, and after giving effect thereto, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations shall not exceed the amount equal to $120,000,000 minus the sum of (A) the aggregate amount of the Revolving Loans then outstanding, and (B) the aggregate amount of the undrawn Letter of Credit Accommodations then outstanding;”

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3.5	Payments.

(a)          Section 6.4(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. The foregoing shall not apply to payments with proceeds of Loans to a Bank Product Provider for Obligations to such Bank Product Provider in connection with checks or other items issued by Borrower drawn on such Bank Product Provider. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower;

(ii) second, to the payment in full of interest then due in respect of any Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment or prepayment in full of principal in respect of the Revolving Loans or to pay or prepay Obligations arising under or pursuant to any Hedge Agreement of Borrower that has been approved in writing by Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis;

(v) fifth, to the payment in full of principal in respect of Equipment Purchase Loans then due;

(vi) sixth, to the payment in full of principal in respect of the Term B Loan then due;

(vii) seventh, to the payment or prepayment in full of any other Obligations whether or not then due, in such order and manner as Agent reasonably determines or to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for purposes of this clause “seventh” any Obligations arising under or pursuant to any Hedge Agreement or in connection with any Bank Products);

(viii) eighth, to the payment or prepayment in full of any of the UK Obligations after demand for payment under the Guarantee by Borrower in favor of UK Lender; provided, that, any such amounts received for application to the UK Obligations shall not be applied to such UK Obligations for a period of sixty (60) days (or such longer period as UK Lender may agree) after the date of such demand and shall be held as cash collateral in connection with the UK Obligations until the end of such sixty (60) day period (or such longer period as UK Lender may agree); and

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(ix) ninth, to the payment or prepayment in full of any Obligations arising under or pursuant to Hedge Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Bank Provider arising from or in connection with any Bank Products, as to all of such Obligations on a pro rata basis.

Provided, that, in each instance set forth above in Section 6.4(a) above so long as no Priority Event has occurred and is continuing, this Section 6.4(a) shall not be deemed to apply to any payment by a Borrower specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with any provision of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, except as Agent may from time to time otherwise determine at any time an Event of Default exists or has occurred and is continuing, payments with proceeds of Collateral of Haynes Parent shall be applied to the payment of the Obligations of Haynes Parent and payments with proceeds of Collateral of Haynes Wire shall be applied to the payment of the Obligations of Haynes Wire.”

(b)          Section 6.4 is hereby amended to add new Sections 6.4(e) and 6.4(f) as follows:

“(e) Notwithstanding anything to the contrary contained in Section 6.4(a) above or otherwise herein, at any time on and after a Priority Event and for so long as the same is continuing, Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to the payment in full of any fees (other than the Early Termination Fee), indemnities or expense reimbursements then due to Agent and Lenders from Borrower;

(ii) second, to the payment in full of interest then due in respect of any Revolving Loans and Equipment Purchase Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment or prepayment in full of principal in respect of the Revolving Loans or to the payment or prepayment in full of Obligations arising under or pursuant to any Hedge Agreement of Borrower that has been approved in writing by Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis;

(v) fifth, to the payment in full of principal in respect of Equipment Purchase Loans then due;

(vi) sixth, to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for purposes of this clause “sixth” any Obligations arising under or pursuant to any Hedge Agreement or in connection with any Bank Products and as to Letter of Credit Accommodations only up to the amount provided for in Section 13.1(a) for such Obligations);

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(vii) seventh, to the payment in full of interest then due in respect of Term B Loan;

(viii) eighth, to the payment in full of principal in respect of the Term B Loan then due;

(ix) ninth, to the payment or prepayment in full of any other Obligations whether or not then due (including the Early Termination Fee), in such order and manner as Agent reasonably determines;

(x) tenth, to the payment or prepayment in full of any of the UK Obligations after demand for payment under the Guarantee by Borrower in favor of UK Lender; provided, that, any such amounts received for application to the UK Obligations shall not be applied to such UK Obligations for a period of sixty (60) days (or such longer period as UK Lender may agree) after the date of such demand and shall be held as cash collateral in connection with the UK Obligations until the end of such sixty (60) day period (or such longer period as UK Lender may agree); and

(xi) eleventh, to the payment or prepayment in full of any Obligations arising under or pursuant to Hedge Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Bank Provider arising from or in connection with any Bank Products, as to all of such Obligations on a pro rata basis.

(f) All references to “payment in full” or “payment or prepayment in full” in this Section 6.4 means all amounts owing in respect of the Obligations referred to, including any principal, interest, fees, costs, expenses and other amounts owed to Agent or any Lender which would accrue and become due but for the commencement of any case under the Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such a case, but excluding (A) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (B) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clause (A) and (B) only to the extent that such amounts are disallowed in any case with respect to Borrowers under the Bankruptcy Code.”

3.6      Taxes. Section 6.5(e) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(e) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 13.7 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Agent pursuant to the last sentence of Section 13.7(a) for recordation pursuant to Section 13.7(b), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and

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payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agent and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 6.5, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.”

3.7	Costs and Expenses.

(a)          Section 9.21 of the Loan Agreement is hereby amended to insert the following on the second line after the word “all” and before the word “costs”: “of Agent’s and Term B Loan Lender’s”.

(b)          Section 9.21(g) of the Loan Agreement is hereby amended to insert the following after the word “Agent” and before the word “in”: “and Term B Loan Lender”.

3.8      Remedies. Section 10.2 of the Loan Agreement is hereby amended to add the following new Section 10.2(i) at the end thereof:

“(i) Notwithstanding anything to the contrary contained herein, except as the Term B Loan Lender shall otherwise agree, Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions as Agent in good faith deems appropriate within ninety (90) days (except with respect to Events of Default described in Sections 10.1(g) and 10.1(h), Agent shall take such Enforcement Actions as it deems appropriate under the circumstances promptly upon receipt of notice) after the date of the receipt by Agent of written notice executed and delivered by the Term B Loan Lender of a Term B Loan Action Default, and requesting that Agent commence Enforcement Actions, provided, that, (i) such Term B Loan Action Default has not been waived or cured, (ii) in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law, (iii) taking an Enforcement Action shall not result in any liability of Agent or Lenders to any Borrower or any other person, (iv) Agent shall be entitled to all of the benefits of Sections 12.2, 12.3 and 12.5 hereof, and (v) Agent shall not be required to take an Enforcement Action so long as within the ninety (90) day period provided above, Agent shall, at its option, appoint Term B Loan Lender, as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action, subject to the terms hereof.”

3.9      Amendments and Waivers. Section 11.3 of the Loan Agreement is hereby amended by adding a new Section 11.3(e) at the end thereof as follows:

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“(e) Notwithstanding anything to the contrary contained in Section 11.3(a), no such amendment, waiver, discharge or termination shall provide for any such amendment, waiver, discharge or termination of any of the following to the extent provided below without the consent of Agent and Term B Loan Lender:

(i) the terms of Section 9.17 or 9.18 hereof (or any definition with respect to financial terms used in such financial covenant in a manner which has the effect of reducing the amounts which Borrowers are required to maintain pursuant to such financial covenants);

(ii) the definitions of “Adjusted Eurodollar Rate”, “Borrowing Base” (but only to the extent such proposed change in the definition would increase the advance rates above those in effect on the date hereof), “Change of Control”, “Consolidated Adjusted Net Income”, “EBITDA”, “Eligible Accounts”, “Eligible Inventory”, “Eligible Transferee”, “Enforcement Action”, “Excess Availability”, “Material Adverse Effect”, “Net Recovery Percentage”, “Priority Event”, “Pro Rata Share”, “Term B Loan”, “Term B Loan Action Default”, or “Term B Loan Interest Rate”

(iii) the terms of Section 2 of Amendment No. 4;

(iv) any of the following Sections hereof in any material respect: 6.4, 7.7, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12(b), 9.16, 9.21, 10.2, 11.3, 12.8, 12.11, 13.1(a), or 13.7 hereof,

(v) an increase in the Maximum Credit or the Revolving Loan Limit or the outstanding principal amount of the Term B Loan;

(vi) forgiveness, compromise or cancellation of any of the Term B Loan.

In addition, Agent shall not make any Special Agent Advance pursuant to Section 12.1(a)(i) or Section 12.11(a)(ii), or additional Revolving Loan or Letter of Credit Accommodation as provided in Section 12.8, without the prior consent of Term B Loan Lender if after giving effect thereto the sum of the then outstanding Special Agent Advances pursuant to such Sections and any then outstanding Revolving Loans and Letter of Credit Accommodations in excess of the Borrowing Base as provided in Section 12.8, would exceed the lesser of $10,000,000 or ten (10%) percent of the Borrowing Base (determined as of the date of such Special Agent Advance based on the then most recent information received and accepted by Agent) .”

3.10   The Agent. Section 12.13 of the Loan Agreement is hereby amended by adding the following at the end thereof:

“In the event that all Obligations other than in respect of the Term B Loan are fully and finally paid and satisfied or Term B Loan Lender has exercised its option to purchase Obligations owing to the Revolving Loan Lenders as provided in Amendment No. 4, (a) Agent may, at its option, appoint Term B Loan Lender as successor agent hereunder and (b) Term B Loan Lender shall have the right, but not the obligation, upon written notice to Agent, to require Agent to resign under this Section 12.13 (and in the case of the exercise by Term B Loan Lender of its purchase option provided in Amendment No. 4, such resignation to be effective immediately upon the effectiveness of

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the purchase by Term B Loan Lender of the Obligations owing to the Revolving Loan Lenders pursuant to the purchase option granted to Term B Loan Lender set forth in Amendment No. 4).”

3.11   Maturity Date. The first sentence of Section 13.1(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on April 12, 2009 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.”

3.12   Early Termination Fee. Section 13.1(b) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(b) If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and each Lender's lost profits as a result thereof, Borrowers shall pay to Agent, for the account of Lenders (in accordance with the arrangements by and among the Lenders), upon the effective date of such termination, an early termination fee in the amount equal to

Amount	Period
(i) 1% of the Maximum Credit	From the date hereof to and excluding the fourth anniversary of the date hereof
(ii) ½% of the Maximum Credit	From and after the fourth anniversary hereof at any time prior to the Maturity Date.

Notwithstanding anything to the contrary contained in this Section, in the event of the termination of this Agreement by Borrowers prior to the Maturity Date and the full and final repayment in cash of all of the Obligations and receipt by Agent of cash collateral or at its option a letter of credit for contingent obligations in accordance with the terms hereof with the proceeds of initial loans and advances or other financial accommodations to Borrowers pursuant to a credit facility provided by Wachovia Bank, National Association or its affiliates (or for which Wachovia Bank, National Association or any of its affiliates is acting as agent), Borrowers shall not be required to pay the early termination fee provided for above.”

3.13	Assignments; Participations.

(a)          Section 13.7(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning

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Lender (or in the case of Term B Loan Lender, a portion equal to at least $2,000,000), of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000; provided, that, such fee shall not be applicable to any assignments made to Affiliates of the assigning Lender or Approved Funds. Notwithstanding anything to the contrary contained in this Section 13.7(a), Term B Loan Lender may assign any or all of its rights under the Financing Agreements to an Affiliate of Term B Loan Lender or an Approved Fund of Term B Loan Lender without the prior written consent of Agent and without delivering an Assignment and Acceptance to Agent or Borrowers, provided, that, (i) Borrowers and Agent may continue to deal solely and directly with such Term B Loan Lender until a fully executed Assignment and Acceptance has been delivered to Agent for recordation on the Register, (ii) the failure of Term B Loan Lender to deliver an Assignment and Acceptance to Agent or Borrowers shall not affect the legality, validity or binding effect of such assignment and (iii) an Assignment and Acceptance between Term B Loan Lender and an Affiliate of Term B Loan Lender or an Approved Fund of Term B Loan Lender shall be effective as of the date specified in such Assignment and Acceptance.”

(b)          Section 13.7(b) of the Loan Agreement is hereby amended by adding the following at the end thereof: “In the case of an assignment by a Lender to any of its Approved Funds that is not reflected in Agent’s Register, the assigning Lender shall maintain a comparable register on behalf of Agent.”

(c)          Section 13.7 of the Loan Agreement is hereby amended to add a new Section 13.7(i) as follows:

“(i) A Registered Term B Loan (and the Registered Term B Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or comparable register (and each Registered Term B Note shall expressly so provide). Any assignment or sale of all or part of such Registered Term B Loan (and the Registered Term B Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register (or comparable register), together with the surrender of the Registered Term B Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Term B Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Term B Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Term B Loan (and the Registered Term Note, if any evidencing the same), Agent and Borrowers shall treat the Person in whose name such Loan (and the Registered Term Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event that Term B Loan Lender sells participations in a Registered Term B Loan, Term B Loan Lender shall maintain a register on which it enters the name of all participants in the Registered Term B Loan (the “Participant

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Register”). A Registered Term B Loan (and the Registered Term B Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Term B Note shall expressly so provide). Any participation of such Registered Term Loan (and the Registered Term Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.”

4.	Term B Lender Purchase Option.

4.1      Notice of Exercise. Upon the occurrence and during the continuance of a Priority Event, Term B Loan Lender shall have the option at any time upon five (5) business days' prior written notice to Agent to purchase all of the Obligations (other than those already owing to Term B Loan Lender) from the Revolving Loan Lenders. Such notice from Term B Loan Lender to Agent shall be irrevocable.

4.2      Purchase and Sale. On the date specified by Term B Loan Lender in such notice (which shall not be less than five (5) business days, nor more than twenty (20) days, after the receipt by Agent of the notice from Term B Loan Lender of its election to exercise such option), Revolving Loan Lenders shall sell to Term B Loan Lender, and Term B Loan Lender shall purchase from Revolving Loan Lenders, the Obligations (other than those already owing to Term B Loan Lender), provided that, Lenders shall retain all rights to be indemnified or held harmless by Borrowers in accordance with the terms of the Loan Agreement and the other Financing Agreements but shall not retain any rights to the security therefor. Agent hereby represents and warrants that, as to Obligations owing to it as a Lender, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for such sale.

4.3      Payment of Purchase Price. Upon the date of such purchase and sale, Term B Loan Lender shall (a) pay to Agent on behalf of Revolving Loan Lenders as the purchase price therefor the full amount of all the Obligations (other than those already owing to Term B Loan Lender) then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys' fees and legal expenses but excluding the Early Termination Fee), (b) furnish cash collateral to Agent in a manner and in such amounts as Agent determines is reasonably necessary to secure Agent and Revolving Loan Lenders in connection with any issued and outstanding Letter of Credit Accommodations (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such Letter of Credit Accommodations), (c) agree to reimburse Agent and Revolving Loan Lenders for any loss, cost, damage or expense (including reasonable attorneys' fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letter of Credit Accommodations as described above and any checks or other payments provisionally credited to the Obligations (other than those already owing to Term B Loan Lender), and/or as to which Agent or any Revolving Loan Lender has not yet received final payment and for any other amounts which Agent may be required to pay to any bank or other financial institution that is a party to a Deposit Account Control Agreement (and, in each case, all of such payments shall be made without offset, deduction or defense), (d) agree to reimburse Agent and Revolving Loan Lenders in respect of indemnification obligations of Borrowers under the Loan Agreement and the other Financing Agreements as to matters or circumstances known to Term B Loan Lender at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys' fees and legal expenses) to Agent or Revolving Loan Lenders, provided that, in no event will Term B Loan Lender have any liability for such amounts in excess of proceeds of Collateral received

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by Term B Loan Lender, (e) agree to indemnify and hold harmless Agent and Revolving Loan Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by Term B Loan Lender occurring after the date of such purchase and (f) agree to pay to Agent and Revolving Loan Lenders the Early Termination Fee within three (3) business days after receipt by Term B Loan Lender of amounts sufficient to pay such Early Termination Fee, after the payment in full in cash to Term B Loan Lender of the Term B Loan and the other Obligations purchased by Term B Loan Lender pursuant to this Section 4, including principal, interest and fees thereon and costs and expense of collection thereof (including reasonable attorneys' fees and legal expenses), provided, that, the notice of termination or effective date of termination of the Loan Agreement occurs within ninety (90) days after the effective date of the purchase of the Obligations by Term B Loan Lender. Term B Loan Lender shall not agree to any amendment to the terms of the Loan Agreement with respect to the Early Termination Fee during such ninety (90) day period. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Agent in New York, New York, as Agent may designate in writing to Term B Loan Lender for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Term Loan Agent to the bank account designated by Working Capital Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such business day if the amounts so paid by Term B Loan Lender to the bank account designated by Agent are received in such bank account later than 1:00 p.m., New York City time.

4.4      Limitation on Representations and Warranties. Such purchase shall be expressly made without representation or warranty of any kind by Agent or any Revolving Loan Lender as to the Obligations owing to any of them or otherwise and without recourse to Agent or any Revolving Loan Lender, except that each Revolving Loan Lender shall represent and warrant: (a) the amount of its portion of the Obligations being purchased, (b) that such Revolving Loan Lender owns its portion of the Obligations free and clear of any Liens or encumbrances and (c) such Revolving Loan Lender has the right to assign such Obligations and the assignment is duly authorized.

4.5      Notice of Exercise of Remedies. Agent agrees that it will give Term B Loan Lender five (5) Business Days' prior written notice of its intention to commence the exercise of any enforcement right or remedy against the Collateral and/or to accelerate all or any material portion of the Obligations, except that such period of prior written notice may be less (but in any event concurrently with exercise thereof) as to any portion of the Collateral to the extent that in the good faith determination of Agent there are events or circumstances that imminently threaten the value of such Collateral or the ability of Agent to exercise its rights with respect to such Collateral, including the removal, diversion, concealment, abscondment, destruction or waste thereof. In the event that during such five (5) Business Day period (or such lesser period as provided above), Term B Loan Lender shall send to Agent the irrevocable notice of Term B Loan Lender's intention to exercise the purchase option given by Revolving Loan Lenders to Term B Loan Lender under this Section 4, Agent shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral or accelerate all or any material portion of the Obligations (provided that continuing collection of accounts receivable and other actions permitted under the Loan Agreement and other Financing Agreements shall not be prohibited hereunder), provided, that, the purchase and sale with respect to the Obligations provided for herein shall have closed within five (5) Business Days thereafter and Agent shall have received payment in full of the Obligations as provided for herein within such five (5) Business Day period.

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5.     Amendment Fees. Borrowers shall pay to Agent, or Agent may, at its option charge to the loan account of Borrowers, the fees provided for in the Amendment Fee Letter, dated of even date herewith, by Borrowers in favor of Agent (the “Amendment Fee Letter”).

6.     Representations and Warranties. Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 4), the truth and accuracy of which on the date hereof are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

6.1      This Amendment No. 4 has been duly authorized, executed and delivered by it, and has been authorized by all necessary action on the part of such Borrower which is a party hereto (and, if necessary, their respective stockholders) and each such agreement is in full force and effect as of the date hereof, and the agreements and obligations of Haynes Parent and Haynes Wire, as the case may be, contained herein, constitute the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

6.2      The execution, delivery and performance of this Amendment No. 4 (a) are all within the corporate powers of Haynes Parent and Haynes Wire and (b) are not in contravention of law or the terms of such Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound.

6.3      After giving effect to this Amendment No. 4, no Default or Event of Default exists or has occurred and is continuing.

7.     Conditions Precedent. The amendments contained herein shall only be effective upon the receipt by Agent of each of the following, in each case in form and substance reasonably satisfactory to Agent:

7.1      an executed original or executed original counterparts of this Amendment No. 4 (as the case may be), Term B Loan Fee Letter (as the case may be) and the Amendment Fee Letter (as the case may be), in each case duly authorized, executed and delivered by the respective party or parties hereto;

7.2      a true and correct copy of any consent, waiver or approval (if any) to or of this Amendment No. 4, which any Borrower is required to obtain from any other Person; and

7.3      such approvals of Lenders, in form and substance satisfactory to Agent, to the terms and conditions of this Amendment No. 4 as are required under the terms of the Loan Agreement.

8.	Provisions of General Application.

8.1      Effect of this Amendment. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 4, the provisions of this Amendment No. 4 shall control. The Loan Agreement and this Amendment No. 4 shall be read and construed as one Agreement.

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8.2      Costs, Fees and Expenses. Borrowers agree to reimburse Agent and each Lender (including Term B Loan Lender) upon demand by Agent for all costs, fees and expenses (including the reasonable fees and expenses of counsels to Agent and each Lender (including Term B Loan Lender)) incurred in connection with the preparation, execution and delivery of this Amendment No. 4.

8.3      Governing Law. The validity, interpretation and enforcement of this Amendment No. 4 and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

8.4      Binding Effect. This Amendment No. 4 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Any acknowledgments or consents contained herein shall not be construed to constitute a consent to any other or further action by a Borrower or to entitle such Borrower to any other consent.

8.5      Further Assurances. Each Borrower shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent and Lenders to effectuate the provisions and purposes of this Amendment No. 4.

8.6      Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 4.

8.7      Counterparts. This Amendment No. 4 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Amendment No. 4 by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 4. Any party delivering an executed counterpart of this Amendment No. 4 by telefacsimile or other electronic means shall also deliver an originally executed counterpart of this Amendment No. 4, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 4.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their authorized officers as of the date and year first above written.

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), formerly known as Congress Financial Corporation (Central), as Agent and as Lender

By: /s/ Vicky Geist Title: Vice President HAYNES INTERNATIONAL, INC. By: /s/ Marcel Martin Title: CFO – V.P. Finance HAYNES WIRE COMPANY By: /s/ Marcel Martin Title: CFO – V.P. Finance

AGREED:

JPMORGAN CHASE BANK N.A.
successor by merger to BANK ONE, NA (Main Office Chicago)

By: /s/ John Freeman

Title: Vice President

WESTERNBANK PUERTO RICO
BUSINESS CREDIT DIVISION

By: /s/ Julia Fuentes

Title: Senior Vice President

ABLECO FINANCE LLC

By: /s/ Daniel E. Wolf

Title: Senior Vice President

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EXHIBIT A

TO

AMENDMENT NO. 4 TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Revolving Loan Lenders	Revolving Loan Commitment
Wachovia Bank, National Association	$50,000,000
JPMorgan Chase Bank N.A.	$45,000,000

Westernbank Puerto Rico Credit

Business Division	$25,000,000
Term B Loan Lender	Term B Loan Commitment
Ableco Finance LLC	$10,000,000